Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated November 29, 2021, with respect to the financial statements of Aspiration Redwood Fund, as of September 30, 2021, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP

Los Angeles, California
January 27, 2022